Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
August 22, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY ANNOUNCES SECOND QUARTER DILUTED

EARNINGS PER SHARE OF $0.59

Reports Record Quarterly Net Sales with Organic Sales Growth of 8%

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, a leading distributor of construction, repair and maintenance-related products, today reported results of operations for its second quarter of fiscal year 2006.

Net sales for the second quarter ended July 31, 2005 were $1,333.0 million, the highest quarterly net sales in the Company’s history, and an increase of 17% from $1,143.1 million in last year’s second quarter. Organic sales increased 8% in the quarter, against the highest historical organic sales growth rate in the prior year quarter of 17%.

Net income was $39.2 million compared to $39.4 million in the prior year’s second quarter. Earnings per diluted share were $0.59, on 66.6 million average shares, compared to $0.63 per diluted share, on 62.0 million average shares outstanding in the prior year’s second quarter.

Net sales for the six months ended July 31, 2005 grew 20% to $2,572.7 million, compared to $2,135.9 million last year, with organic sales growth of 9%. For the first six months, net income grew 6% to $73.2 million, compared to $69.2 million, with earnings per diluted share of $1.10 on 66.6 million average shares, compared to $1.12 per diluted share, on 61.9 million average shares outstanding.

Tom Morgan, President and Chief Executive Officer stated, “As we announced on July 20, as a result of higher product costs, competitive pricing and product mix, some of our businesses reported lower margins than expected this quarter, resulting in lower earnings than the year-ago quarter. While we are clearly disappointed that we were not able to exceed last year’s exceptional performance, we are pleased with the organic sales growth of 8%, given very challenging comparisons in the prior year, and with our continued productivity improvement efforts that resulted in a 100 basis point improvement in the SG&A ratio to sales in the second quarter. In addition, effective management of our assets and a sharp focus on working capital efficiency resulted in excellent cash flow generation and improved internal return on invested capital this quarter.”

Net Sales

The Company’s second quarter net sales of $1,333.0 million, includes $109.0 million of net sales from acquisitions completed within the last fiscal year. Second quarter organic sales growth of 8% reflected continued strength across the commercial, residential, industrial and infrastructure end markets. Compared to one year ago, price changes for commodity-based products were somewhat mixed, resulting in a modest price impact to total company second quarter net sales.

Segment net sales and organic sales growth for the second quarter and year-to-date are summarized below ($ in millions):

	Reported Net Sales			Reported Net Sales
	Second Quarter		Organic Sales Growth	Year-to-date		Organic Sales Growth
	FY2006	FY2005		FY2006	FY2005
Water & Sewer	$349.6	$323.2	8%	$669.9	$594.8	9%
Plumbing/HVAC	286.9	270.3	(1)%	561.2	480.9	0%
Utilities	210.9	108.7	18%	405.2	208.8	17%
MRO	128.8	126.4	3%	229.2	233.3	0%
Electrical	119.2	117.8	1%	234.7	230.4	2%
Industrial PVF	112.5	85.6	31%	230.2	168.3	37%
Building Materials	74.2	65.8	9%	142.8	124.9	12%
Other	50.9	45.3	16%	99.5	94.5	8%

Total	$1,333.0	$1,143.1	8%	$2,572.7	$2,135.9	9%

•	The Water & Sewer segment experienced organic sales growth of 8% due to increased residential, commercial and municipal projects, particularly in Florida, Arizona, Colorado and the Midwest. Stronger PVC and ductile iron pipe pricing also contributed to the sales growth in the quarter.

•	Organic sales declined 1% in the Plumbing/HVAC segment compared to last year due to non-recurring large project work and competitive pressures, primarily in Florida, Georgia and Texas. Decreases in those markets were partially offset by an increase in residential projects in California, Colorado and Arizona.

•	The Utilities segment reported strong organic sales growth of 18%, its sixth consecutive quarter of double-digit growth, driven primarily by new and expanded alliance contracts, higher meter sales, and increased project work across all regions, with particular strength in the Florida, Texas and Illinois markets.

•	The MRO segment reported 3% organic sales growth, after three quarters of negative growth, due to a higher level of renovation business, along with higher fabrication and window covering sales. Increased sales of appliances, water heaters and HVAC equipment also contributed to revenue growth, but resulted in lower margins in the quarter. MRO’s southeast markets experienced the strongest growth in the quarter, as apartment occupancy rates continue to improve both in the region and nationally.

•	The Electrical segment posted 1% sales growth driven by continued strength in commercial and residential construction in Florida. This was mostly offset by lower sales in Texas, due to a weak commercial market in Houston, and a lower level of large project work in Georgia and the Carolinas from the previous year.

•	The Industrial PVF segment reported very strong sales growth of 31%, its sixth consecutive quarter of excellent growth. Sales growth was driven by a significant increase in project-related activity, particularly from oil, petrochemical and engineering customers.

•	The Building Materials segment reported organic sales growth of 9%, against very challenging comparisons to the prior year, as the business continued to benefit from strong commercial and residential construction activity, particularly in Florida.

•	Sales for the Other category, which includes the Mechanical and Fire Protection businesses, collectively were up 16% in the quarter. Mechanical sales growth was due primarily to expanded business with a large commercial customer, and growth in Fire Protection sales was due to an increase in commercial projects, particularly in California.

Operating Income

As expected, the Company’s gross margin ratio of 21.8% in the second quarter was down 180 basis points from the previous year, as a result of higher priced inventory, a greater mix of lower-margin Utilities business due to the acquisition of Southwest Power / Western States Electric in last year’s fourth quarter, and selling price weakness.

In the quarter, the Company improved its SG&A ratio to sales by 100 basis points from the prior year quarter due primarily to productivity improvements, including lower corporate costs, a moderation in investment spending, and business mix. Operating income was $71.0 million in the quarter and as a ratio to net sales was 5.3%.

On a year-to-date basis, the Company’s gross margin ratio was 22.0%, versus 23.9%, due primarily to higher product costs and business mix. Year-to-date operating income improved by 10.2% to $133.5 million and as a ratio to net sales was 5.2%.

Segment Operating Income

Segment operating income and its ratio to net sales for the second quarter and year-to-date are summarized below ($ in millions):

	Operating Income			Operating Income
	Second Quarter		2Q FY06	Year-to-date		YTD FY06
	FY2006	FY2005	Ratio to Net Sales	FY2006	FY2005	Ratio to Net Sales
Water & Sewer	$17.2	$18.5	4.9%	$31.2	$29.0	4.7%
Plumbing/HVAC	4.6	8.2	1.6%	10.2	12.8	1.8%
Utilities	8.6	4.5	4.1%	15.4	7.3	3.8%
MRO	11.1	13.1	8.6%	18.6	20.8	8.1%
Electrical	3.5	2.7	2.9%	6.9	6.5	2.9%
Industrial PVF	16.2	12.4	14.4%	34.1	23.8	14.8%
Building Materials	5.4	6.4	7.3%	10.4	11.4	7.3%
Other & Corporate *	4.4	4.7	N/A	6.7	9.5	N/A

Total	$71.0	$70.5	5.3%	$133.5	$121.1	5.2%

*	Includes Corporate items not allocated to the businesses. The unallocated Corporate items total approximately $2.1 million and $0.3 million, and $3.0 million and $0.3 million for the second quarter and year-to-date periods, respectively.

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “Despite incurring higher costs in the areas of freight and fuel, this quarter we once again demonstrated our commitment to improving productivity and reducing our overall cost structure. In the quarter, we improved annualized sales per employee by 23% from the previous year, and reduced the operating expense ratio to net sales to 16.5%, a 100 basis point improvement over the prior year quarter.

“This quarter we also made good progress in the area of asset management, improving our inventory turns, days sales and days payable outstanding. Solid earnings and a strict focus on working capital efficiency resulted in internal return on invested capital of 31%, along with strong operating cash flow of approximately $56 million in the quarter, although a portion of the cash flow was due to timing of disbursements which will result in lower operating cash flow in the third and fourth quarters.

“Capital expenditures of $19.2 million included investments in land for megacenter development and for future corporate administrative expansion. However, we anticipate entering into subsequent sale/leasebacks for these transactions, and continue to expect that net capital expenditures will approximate $35 million annually,” stated Bearman.

Third Quarter Outlook

Tom Morgan commented, “We continue to be encouraged by the good demand we are seeing across all our end markets and most geographic regions. Most of our businesses are capitalizing on the good business environment and delivering solid results. We believe that the various actions we have taken to address the sales and margin issues in the Plumbing/HVAC segment will lead to improved performance in that business going forward. In addition, with a strengthening apartment market and various sales productivity initiatives we have implemented, we expect improved MRO performance in the second half of this fiscal year.

“As we previously indicated, for fiscal year 2006 we expect high, single-digit organic sales growth. The pending acquisition of TVESCO announced last week, which further strengthens the geographic footprint and market leadership position of our Utilities business, is expected to be slightly accretive to fiscal year 2006 earnings. With the margin shortfall experienced this past quarter, and the later timing of potential acquisitions, we are targeting earnings per share growth of 5% to 8% for the year,” concluded Morgan.

The following are projected ranges for financial performance in the third quarter of fiscal year 2006, ending October 31, 2005, compared to the prior year’s third quarter:

•	Net Sales: $1.350 billion - $1.365 billion, an increase of 16% - 17%, with organic sales up approximately 7%

•	Net Income: $38.6 million - $40.0 million, an increase of 14% - 18%

•	Diluted Earnings per Share: $0.58 - $0.60, an increase of 7% - 11%

Hughes Investor Day 2005 and Earnings Conference Call and Webcasts

Hughes Supply will also host an Investor Day in New York City on Tuesday, September 20, 2005, from 8:00 a.m. to 12:00 noon EDT. The event will include presentations from Tom Morgan, President and Chief Executive Officer, and other members of Hughes’ senior management team, who will provide an update on the Company’s various strategic and operational initiatives. The event will be broadcast live beginning at approximately 8:30 a.m. EDT on September 20, 2005, in the investor relations section of www.hughessupply.com. The Investor Day agenda and registration information is available on the Company’s website.

Hughes Supply will hold a conference call at 9:00 a.m. EDT on Tuesday, August 23, 2005 to discuss its second quarter fiscal year 2006 results of operations and third quarter outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 866-556-1092; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the Hughes Supply web site until September 23, 2005, or you may dial 800-234-2685; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,500 associates and generated revenues of $4.4 billion in its last fiscal year ended January 31, 2005. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding consummation of the acquisition of TVESCO, Inc. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Disclosures in this news release, including in the following tables, regarding the Company’s second quarter financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-Q for the quarter ended July 31, 2005. The financial information in this release reflects the Company’s preliminary results subject to completion of the quarterly review process. The final results for the Company’s second quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

Non-GAAP Financial Information

This release refers to certain non-GAAP financial measures. As required by the Securities and Exchange Commission, the Company has provided a reconciliation of these measures to the most directly comparable GAAP measures with this release and on the Company’s website at www.hughessupply.com in the “Investors” section.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	July 31, 2005	Ratio to Net Sales	July 30, 2004	Ratio to Net Sales	V%
Net Sales	$1,333.0		$1,143.1		17%
Cost of Sales	1,042.2		873.0

Gross Margin	290.8	21.8%	270.1	23.6%	8%

Operating Expenses:
Selling, general and administrative	211.5	15.9%	192.9	16.9%
Depreciation and amortization	8.3		6.7

Total operating expenses	219.8	16.5%	199.6	17.5%	10%

Operating Income	71.0	5.3%	70.5	6.2%	1%

Non-Operating (Expense) Income:
Interest expense	(8.8)		(7.5)
Interest and other income	2.1		1.6

	(6.7)		(5.9)

Income Before Income Taxes	64.3		64.6		(0)%
Income Taxes	25.1		25.2

Net Income	$39.2	2.9%	$39.4	3.4%	(1)%

Earnings Per Share:
Basic	$0.61		$0.66		(8)%

Diluted	$0.59		$0.63		(6)%

Weighted-Average Shares Outstanding:
Basic	64.6		60.0

Diluted	66.6		62.0

Dividends Declared Per Share	$0.090		$0.065		38%

Net Sales by Segment:

Water & Sewer	$349.6		$323.2		8%
Plumbing/HVAC	286.9		270.3		6%
Utilities	210.9		108.7		94%
MRO	128.8		126.4		2%
Electrical	119.2		117.8		1%
Industrial PVF	112.5		85.6		31%
Building Materials	74.2		65.8		13%
Other	50.9		45.3		12%

Total	$1,333.0		$1,143.1		17%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Six Months Ended
	July 31, 2005	Ratio to Net Sales	July 30, 2004	Ratio to Net Sales	V%
Net Sales	$2,572.7		$2,135.9		20%
Cost of Sales	2,005.6		1,624.7

Gross Margin	567.1	22.0%	511.2	23.9%	11%

Operating Expenses:
Selling, general and administrative	417.5	16.2%	377.4	17.7%
Depreciation and amortization	16.1		12.7

Total operating expenses	433.6	16.9%	390.1	18.3%	11%

Operating Income	133.5	5.2%	121.1	5.7%	10%

Non-Operating (Expense) Income:
Interest expense	(17.8)		(13.8)
Interest and other income	4.3		3.3

	(13.5)		(10.5)

Income Before Income Taxes	120.0		110.6		8%
Income Taxes	46.8		41.4

Net Income	$73.2	2.8%	$69.2	3.2%	6%

Earnings Per Share:
Basic	$1.13		$1.15		(2)%

Diluted	$1.10		$1.12		(2)%

Weighted-Average Shares Outstanding:
Basic	64.6		60.0

Diluted	66.6		61.9

Dividends Declared Per Share	$0.180		$0.130		38%

Net Sales by Segment:

Water & Sewer	$669.9		$594.8		13%
Plumbing/HVAC	561.2		480.9		17%
Utilities	405.2		208.8		94%
MRO	229.2		233.3		(2)%
Electrical	234.7		230.4		2%
Industrial PVF	230.2		168.3		37%
Building Materials	142.8		124.9		14%
Other	99.5		94.5		5%

Total	$2,572.7		$2,135.9		20%

Hughes Supply, Inc.

Consolidated Balance Sheets

(in millions)

	July 31, 2005 (Unaudited)	January 31, 2005 (Audited)	July 30, 2004 (Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$218.3	$213.2	$18.2
Accounts receivable, net	733.8	625.3	662.5
Inventories	675.6	633.9	570.6
Deferred income taxes	26.6	25.1	24.8
Other current assets	70.1	89.0	61.4

Total current assets	1,724.4	1,586.5	1,337.5

Property and equipment, net	107.8	92.8	112.4
Goodwill	728.6	718.6	651.0
Other assets	142.2	132.4	103.0

Total assets	$2,703.0	$2,530.3	$2,203.9

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$48.2	$45.2	$45.2
Accounts payable	589.3	503.9	426.3
Accrued compensation and benefits	44.1	58.7	38.4
Other current liabilities	69.2	63.4	78.4

Total current liabilities	750.8	671.2	588.3

Long-term debt	489.2	500.5	449.6
Deferred income taxes	105.9	72.3	65.6
Other noncurrent liabilities	36.6	32.4	18.2

Total liabilities	1,382.5	1,276.4	1,121.7

Shareholders’ Equity:
Common stock	66.7	66.2	30.8
Capital in excess of par value	639.2	629.4	535.7
Retained earnings	634.5	573.3	527.5
Accumulated other comprehensive income	1.9	2.0	—
Unearned compensation on restricted stock	(21.8)	(17.0)	(11.8)

Total shareholders’ equity	1,320.5	1,253.9	1,082.2

Total liabilities and shareholders’ equity	$2,703.0	$2,530.3	$2,203.9

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	July 31, 2005	July 30, 2004	July 31, 2005	July 30, 2004
Cash Flows from Operating Activities:
Net income	$39.2	$39.4	$73.2	$69.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8.3	6.7	16.1	12.7
Deferred income taxes	15.2	7.9	31.9	5.9
Other	1.9	6.4	3.5	10.0
Changes in assets and liabilities:
Accounts receivable	(44.9)	(42.9)	(109.2)	(124.9)
Inventories	(9.9)	(13.3)	(40.2)	(70.3)
Other assets	(18.9)	(18.3)	4.4	(7.2)
Accounts payable	39.3	(15.7)	93.4	91.2
Accrued compensation and benefits	16.4	12.7	(14.7)	(6.3)
Other liabilities	9.8	(7.5)	11.4	18.6

Net cash provided by (used in) operating activities	56.4	(24.6)	69.8	(1.1)

Cash Flows from Investing Activities:
Capital expenditures	(19.2)	(7.1)	(31.5)	(11.3)
Proceeds from sale of property and equipment	5.4	1.5	5.7	38.5
Business acquisitions, net of cash acquired	(12.3)	(98.2)	(12.3)	(98.2)
Net investment in corporate owned life insurance	—	(11.4)	—	(11.4)

Net cash used in investing activities	(26.1)	(115.2)	(38.1)	(82.4)

Cash Flows from Financing Activities:
Net borrowings under short-term debt arrangements	—	157.1	—	113.4
Principal payments on other debt	(9.4)	(9.1)	(9.6)	(10.6)
Dividends paid	(6.0)	(3.9)	(10.3)	(7.0)
Change in book overdrafts	(30.7)	2.6	(9.6)	(6.0)
Other	2.2	1.9	2.9	3.6

Net cash (used in) provided by financing activities	(43.9)	148.6	(26.6)	93.4

Net (Decrease) Increase in Cash and Cash Equivalents	(13.6)	8.8	5.1	9.9
Cash and Cash Equivalents, Beginning of Period	231.9	9.4	213.2	8.3

Cash and Cash Equivalents, End of Period	$218.3	$18.2	$218.3	$18.2

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended July 31, 2005.

Organic Sales Growth (1)

Organic Sales Growth for the Company is computed as follows (referenced throughout the press release):

Fiscal Year 2006	Three Months Ended			Six Months Ended
(Dollars in millions)	July 31, 2005	July 30, 2004	% Variance	July 31, 2005	July 30, 2004	% Variance
Existing Sales Base	$1,218.5	$1,125.8	8.2%	$2,286.7	$2,096.1	9.1%
Branch Openings/Closures Branch Openings	5.9	14.5		7.2	33.2
Acquisitions	111.2	94.0		286.7	247.9

Organic Sales (1)	1,335.6	1,234.3	8.2%	2,580.6	2,377.2	8.6%
Excluded (Divested) Branches	0.5	2.8		2.3	6.6
Less: Pre-Acquisition Pro forma Sales	(3.1)	(94.0)		(10.2)	(247.9)

Reported Net Sales	$1,333.0	$1,143.1	16.6%	$2,572.7	$2,135.9	20.5%

Fiscal Year 2005	Three Months Ended			Six Months Ended
(Dollars in millions)	July 30, 2004	August 1, 2003	% Variance	July 30, 2004	August 1, 2003	% Variance
Existing Sales Base	$954.5	$799.5	19.4%	$1,839.3	$1,560.3	17.9%
Branch Openings/Closures Branch Openings	7.3	15.6		17.6	37.6
Acquisitions	200.1	179.6		380.7	334.5

Organic Sales (1)	1,161.9	994.7	16.8%	2,237.6	1,932.4	15.8%
Excluded (Divested) Branches	—	—		—	—
Less: Pre-Acquisition Pro forma Sales	(18.8)	(179.6)		(101.7)	(334.5)

Reported Net Sales	$1,143.1	$815.1	40.2%	$2,135.9	$1,597.9	33.7%

(1)	Organic sales is a measure used by management to assess the sales performance associated with branches we have had during each of the last two years (i.e., existing sales base), branches we have opened or closed within the last two years, and branches we have acquired during the last two years. Branches of any divested business are excluded from our calculation. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity. We believe the methodology reflects the current sales performance of all of our branches, including those newly acquired.

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended July 31, 2005.

Internal Return on Invested Capital (ROIC) (1)

Internal Return on Average Invested Capital for the Company is computed as follows (referenced on page 6 of the press release):

(Dollars in millions)	Annualized 3 Months Ended 7/31/05
Income before income taxes	$257.2
Add: Interest expense	35.2
Depreciation and amort.	33.2

Pre-tax return	$325.6	(a)

	Rolling 3 Month Avg. FY 2006		7/31/2005	6/30/05	5/31/05
Accounts receivable, net	$718.7		$733.8	$705.0	$717.2
Inventories	675.3		675.6	671.5	678.8
Property and equipment, net	101.4		107.8	99.4	97.2
Property and equipment accumulated depreciation	102.4		100.8	103.7	102.8
Accounts Payable	(545.7)		(589.3)	(499.5)	(548.2)

Average invested capital	$1,052.1	(b)

Return on invested capital	31	%(a)/(b)

Notes:

(1)	Internal Return on Invested Capital (ROIC) is the Company’s rate of return on capital that has been invested. Management uses ROIC as a measure of how effectively capital is allocated in core operations.

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended July 31, 2005.

Annualized Sales by Employee ratio

The annualized sales per employee ratio is computed as follows (referenced on page 5 of the press release):

(Dollars in millions)	Rolling 4 Quarters Ended 7/31/05	FY 2006	FY 2006	FY 2005	FY 2005
		2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Reported Net Sales	$4,859.4	$1,333.0	$1,239.7	$1,119.2	$1,167.5
Total employees July 2005	9,478

Annualized sales per employee	$513

(Dollars in millions)	Rolling 4 Quarters Ended 7/31/04	FY 2005	FY 2005	FY 2004	FY 2004
		2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Reported Net Sales	$3,791.4	$1,143.1	$992.8	$796.0	$859.5
Total employees July 2004	9,094

Annualized sales per employee	$417
Comparative percent change	23%